SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Leadis Technology, Inc.
(Name of Issuer)
Common Stock, $0.001 par value per share
(Title of Class of Securities)
52171N103
(CUSIP Number)
January 15, 2008
Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	52171N103	13G	Page	2	of	10	Pages

1	NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only) Firelake Strategic Technology Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.56%

12	TYPE OF REPORTING PERSON

	PN

CUSIP No.	52171N103	13G	Page	3	of	10	Pages

1	NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only) Firelake Capital Partners LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.56%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	52171N103	13G	Page	4	of	10	Pages

1	NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only) Firelake Capital Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.56%

12	TYPE OF REPORTING PERSON

	IA

CUSIP No.	52171N103	13G	Page	5	of	10	Pages

1	NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only) Fred Kittler

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.56%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	52171N103	13G	Page	6	of	10	Pages

1	NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only) Martin Lagod

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		0

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,600,000

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8	SHARED DISPOSITIVE POWER

		1,600,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,600,000

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.56%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	52171N103	13G	Page	7	of	10	Pages

Item 1(a).	Name of Issuer:
Leadis Technology, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:
800 W. California Avenue, Suite 200
Sunnyvale, CA 94086

Item 2(a).	Name of Person Filing:
This report on Schedule 13G is being filed by Firelake Strategic Technology Fund, L.P. (the “Fund”), Firelake Capital Partners LLC, Firelake Capital Management LLC, Fred Kittler, and Martin Lagod.
The Fund is the direct owner of the Issuer’s securities reported herein.
Firelake Capital Partners LLC is the sole general partner of the Fund. As such, it may be deemed to control the Fund and therefore may be deemed to be the beneficial owner of the shares reported in this Schedule 13G.
Firelake Capital Management LLC serves as the discretionary investment adviser for the Fund.
Fred Kittler and Martin Lagod are the owners of Firelake Capital Management LLC. Through their control of Firelake Capital Management LLC, they may be deemed to control the Fund, and therefore they may be deemed to be the beneficial owners of the shares reported in this Schedule 13G.

Item 2(b).	Address of Principal Business Office:
The address of the principal business office of each of the filing persons is 575 High Street, Suite 330, Palo Alto, California 94301.

Item 2(c).	Citizenship:
Firelake Strategic Technology Fund, L.P. is a Delaware limited partnership.
Firelake Capital Partners LLC and Firelake Capital Management LLC are Delaware limited liability companies.
Fred Kittler and Martin Lagod are United States citizens.

CUSIP No.	52171N103	13G	Page	8	of	10	Pages

Item 2(d).	Title of Class of Securities:
Common Stock, par value $0.001 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:
52171N103.

Item 3.	If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:
Firelake Capital Management LLC is an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

Item 4(a).	Amount Benficially Owned:
Each of the filing persons may be deemed to directly or indirectly beneficially own, as of January 15, 2008, 1,600,000 shares of the Common Stock.

Item 4(b).	Percent of Class:
5.56%.

Item 4(c).	Number of shares as to which such persons have:
With respect to each of the filing persons;
(i)	Sole power to vote or to direct the vote: 0

(ii)	Shared power to vote or to direct the vote: 1,600,000

(iii)	Sole power to dispose or to direct the disposition of: 0

(iv)	Shared power to dispose or to direct the disposition of: 1,600,000.

Item 5.	Ownership of Five Percent or Less of a Class:
If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (___).

CUSIP No.	52171N103	13G	Page	9	of	10	Pages

Item 6.	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:
Not applicable.

Item 8.	Identification and Classification of Members of the Group:
Not applicable.

Item 9.	Notice of Dissolution of Group:
Not applicable.

Item 10.	Certifications:
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No.	52171N103	13G	Page	10	of	10	Pages
SIGNATURES
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Firelake Strategic Technology Fund, L.P. By: Firelake Capital Partners LLC
By:	/s/ Martin Lagod
Martin Lagod
Managing Director
Dated: February 3, 2009

Firelake Capital Partners LLC
By:	/s/ Martin Lagod
Martin Lagod
Managing Director
Dated: February 3, 2009

Firelake Capital Management LLC.
By:	/s/ Martin Lagod
Martin Lagod
Managing Director

/s/ Fred Kittler
Fred Kittler

/s/ Martin Lagod
Martin Lagod

Dated: February 3, 2009